Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May 13, 2004, between House Values, Inc., a Washington corporation (“Employer”), and Ian Morris (“Executive”), an individual resident of the State of Washington, is effective as of the date first written above.

W I T N E S S E T H:

WHEREAS, Employer desires to continue the employment of Executive upon the terms and conditions set forth herein;

WHEREAS, Executive and Employer have entered into previous employment agreements that they wish to modify and supercede with the terms set forth in this Agreement; and

WHEREAS, Executive is willing to continue to provide services to Employer upon the terms and conditions set forth herein.

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below:

1.	EMPLOYMENT AND BOARD SEAT

1.1	Employment

Employer will continue to employ Executive and Executive will continue to accept employment by Employer as its Chief Executive Officer. Executive will perform the duties of Chief Executive Officer and such other duties as may be assigned from time to time by the Board of Directors of Employer (“Board”), which relate to the business of Employer and are consistent with Executive’s position. The parties agree that Executive’s performance, compensation and benefits will be subject to an annual review by the Board (or the Compensation Committee thereof) each January, beginning in January 2005.

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1.2	Board Seal

Effective as of the first meeting date following the effective date of this Agreement, Executive shall serve as a member of the Board of Employer and shall be subject to all rules, bylaws and policies (including any and all rules relating to the appointment of Board members of Board committees and the election and removal of Board members).

2.	ATTENTION AND EFFORT

Executive will devote his/her full-time efforts to Employer’s business and will serve its interests in good faith to the best of his/her ability during the term of this Agreement. Executive is not limited from participating in certain activities of a de minimus nature such as boards of directors of other non-competitive companies, public writing and speaking and serving non-profit agencies; provided that Executive provides Employer with prior notice of such activities and that such activities receive the written approval of Employer. Employer may only withhold its consent to any business activity by Executive that Employer determines would directly interfere, impair or hinder in any way Executive’s ability to perform or otherwise satisfy Executive’s responsibilities and duties from time to time in effect.

3.	COMPENSATION

Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

3.1	Base Salary

Commencing the date hereof, Executive’s compensation shall consist of an annual base salary (the “Base Salary”) of $210,000, before all customary payroll deductions. The Base Salary shall be paid in twenty four semi-monthly installments in accordance with Employer’s ordinary payroll policies and procedures with respect to its management employees.

3.2	Bonus

Executive shall be eligible for annual bonuses pursuant to a management bonus plan to be determined by the Board of Directors with an annual target award for Executive of at least 30% of the then Base Salary, but no more than 75% of such Base Salary, with the exact award to be determined at the sole discretion of the Board.

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3.3	Benefits

Executive shall be entitled to participate at Employer’s expense in such benefit programs as Employer provides from time to time to its executive management team (and, if not so provided to the executive management team, Executive shall be entitled to basic health and dental insurance for Executive and his family at Employer’s expense, four weeks of paid vacation time, and a monthly automobile allowance of $750), which participation shall be subject to and in accordance with the terms of such benefit programs.

3.4	Business Expenses

Employer agrees that Executive shall be entitled to reimbursement by Employer for all reasonable expenses that Executive may incur in the performance of his duties and obligations under this Agreement, consistent with Employer’s policies for documentation, reimbursement and payment.

3.5	Life Insurance

Executive will be provided with Employer-paid life insurance which will provide death benefits in the event of his death in an amount of at least $2,500,000 payable to the beneficiary of beneficiaries named by Executive.

3.6	Withholding

Employer shall be responsible for withholding from Executive’s compensation FICA, FUTA and other payroll and income taxes, as required by law and such other amounts as may be directed by Executive.

4.	TERMINATION

The employment of Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of this Agreement which are intended to survive termination shall so survive the termination of this Agreement and the termination of Executive’s employment hereunder.

4.1.	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Executive at any time during the term of employment upon giving Notice of Termination (as defined below).

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4.2.	By Executive

Executive may terminate his/her employment at any time, for any reason, upon giving Notice of Termination.

4.3.	Automatic Termination

This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or total disability of Executive. The term “total disability” as used herein shall mean Executive’s inability to perform the duties set forth in Section 1 hereof for a period or periods aggregating one hundred eighty (180) consecutive days in any twelve-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive’s control as determined by a physician mutually selected by Executive and Employer, unless Executive is granted a leave of absence by the Board of Directors of Employer. Executive and Employer hereby acknowledge that Executive’s ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive’s death occurs or (b) immediately upon a determination by the Board of Directors of Employer of Executive’s total disability, as defined herein.

4.4.	Notice

The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Executive’s employment, during which period Executive’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Executive and without reducing Executive’s Base Salary and employee benefits during such period, excuse Executive from any or all of his/her duties during such period. The effective date of the termination of Executive’s employment hereunder shall be the date on which such 30-day period expires.

5.	TERMINATION OF EMPLOYMENT

In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 5.

5.1.	Termination by Employer

If (a) Employer terminates Executive’s employment without Cause (as defined below), or (b) Executive resigns for Good Reason (as defined below), then Executive shall be entitled to receive the following termination payments and benefits:

(i) Executive shall be entitled to twelve months Base Salary, paid at the same interval as payments of Base Salary were made to Executive immediately prior to termination.

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(ii) Executive shall be entitled to any unpaid Base Salary which has accrued for services already performed as of the date termination of Executive’s employment becomes effective.

(iii) Executive shall be entitled to a severance bonus equal to 100% of the most recent annual bonus paid to Executive. This severance bonus shall be paid in twenty four equal semi-monthly installments beginning at the end of the month during which Executive’s employment is terminated.

(iv) Employer shall pay any COBRA premiums otherwise due from Executive, for himself and his eligible dependents, with respect to COBRA coverage offered by Employer and timely elected by Executive under Employer’s basic health insurance program as a result of Executive’s termination of employment with Employer, such payment to continue until the termination or expiration of COBRA coverage in accordance with the terms of such program.

(v) Simultaneous with the termination of Executive’s employment, on the date of termination, (a) in the event Executive resigns for Good Reason, then all unvested outstanding options to purchase shares of common stock of HouseValues that were granted to Executive on or prior to the date hereof (the “Stock Options”) shall become 100% vested and immediately exercisable, and (b) in the event Employer terminates Executive’s employment without Cause, then all unvested options that would have been exercisable on the fourth quarterly vesting following Executive’s termination shall be deemed vested and exercisable as of the date of Executive’s termination. Any shares of common stock issued upon exercise of the Stock Options shall remain subject to the terms of the Stock Option Letter Agreement(s) evidencing such Stock Options (the “Option Letter Agreement(s)”), as modified herein and any applicable Notice of Exercise and Stock Purchase Agreements.

(vi) Employer agrees that it shall not exercise the Repurchase Rights set forth in Section 13.1 of Employer’s 1999 Stock Incentive Plan, as amended (the “Option Plan”) or any other repurchase rights it may have.

(vii) Notwithstanding anything to the contrary in the Option Letter Agreement(s) or the Option Plan, the vested portion of the Stock Options (including portions vested pursuant to subsection (v) above) shall remain exercisable through the

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applicable Expiration Date (as such term is defined in the Option Letter Agreement(s)) of such Stock Options.

5.2.	Termination for Cause

If Executive is terminated by Employer for Cause, Executive shall not be entitled to receive any payments or rights hereunder, other than those set forth in clause (ii) of Section 5.1 hereof. In addition, notwithstanding anything to the contrary in the Option Letter Agreement(s) or the Option Plan, the vested portion of the Stock Options shall not be forfeited upon termination for Cause, but shall remain exercisable in accordance with their terms.

5.3.	Termination by Executive

In the case of the termination of Executive’s employment by Executive, other than for Good Reason, Executive shall not be entitled to receive any payments or rights hereunder, other than those set forth in clause (ii) of Section 5.1 hereof.

5.4.	Automatic Termination

In the case of Automatic Termination as set forth in Section 4.3, Executive shall not be entitled to receive any payments or rights hereunder, other than those set forth in clauses (ii), (iv), (vi) and (vii); provided, however, that at the sole discretion of the Board, either the Executive’s estate or the Executive may receive a pro rata portion of the entire annual target award under Employer’s management compensation plan (based upon Executive’s then annual Base Salary), payable when bonuses are made to other management employees of Employer hereof.

5.5.	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall be limited to the occurrence of one or more of the following events:

(a)	willful misconduct, insubordination, or dishonesty in the performance of Executive’s duties or other knowing and material violation of Employer’s policies and procedures in effect from time to time which results in a material adverse effect on Employer;

(b)

the continued failure of Executive to satisfactorily perform his/her duties for a period of sixty consecutive days after receipt of written notice that specifically identifies the areas in which Executive’s performance is

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deficient and Executive fails to cure such acts or omissions within thirty (30) days after receipt of the written notice;

(c)	conviction of Executive of a felony involving an act of dishonesty, moral turpitude, deceit or fraud, or the commission of acts that could reasonably be expected to result in such a conviction;

(d)	current use by the Executive of illegal substances that results in a criminal conviction and materially impairs Employer’s business, goodwill or reputation; or

(e)	any material violation by Executive of Executive’s Noncompetition Agreement with Employer that results in a material adverse effect on Employer.

5.6.	Good Reason

For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his/her consent, has either:

(a) incurred a material reduction in his or her title, status, authority or responsibility at Employer; or

(b) incurred a reduction in Executive’s Base Salary from Employer;

(c) suffered a material breach of this Agreement by Employer which Employer does not cure within 20 days following written notice from Executive;

(d) a relocation of Executives office location more than 40 miles from the current location, or

(e) been removed as a member of the Board other than by a vote of the shareholders or because his employment has been terminated for Cause as described in this Agreement.

6.	Confidentiality Agreement

Executive is subject to, and this Employment Agreement is conditioned on agreement to, the terms of the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement (the “Confidentiality Agreement”) entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with Employer.

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7.	REPRESENTATIONS AND WARRANTIES

In order to induce Employer to enter into this Agreement, Executive represents and warrants to Employer that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

8.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:	13528 137th Place NE Kirkland, WA 98034

If to Employer:	House Values, Inc. Suite 202 15 Lake Bellevue Drive Bellevue, WA 98005 Attention: General Counsel

Copy to:	Perkins Coie LLP 1201 Third Street, Suite 4800 Seattle, WA 98101 Attention: David F. McShea Telephone: 206-359-8000 Facsimile: 206-359-9000

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

9.	ASSIGNMENT

This Agreement is personal to Executive and shall not be assignable by Executive. Employer may assign its rights hereunder to (a) any corporation resulting

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from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

10.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

11.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

12.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral

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agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Executive.

13.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

14.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not effect the validity, legality or enforceability of any other provision hereof, and (c) any court having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

15.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

16.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 13 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

17.	ENTIRE AGREEMENT

This Agreement, on and as of the date hereof, constitutes the entire agreement between Employer and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Executive with respect to such subject matter, including, without limitation, the Executive’s offer letter, are hereby superseded;

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provided, however, that thus Agreement does not modify or affect the terms of any Option Letter Agreement or the Option Plan, except as explicitly set forth herein.

18.	CERTAIN PAYMENTS TO EXECUTIVE

Employer shall reimburse Executive, on an annual basis, in an annual amount not to exceed $10,000, for his attorney fees incurred in connection with the negotiation and execution of this Agreement and/or in connection with estate tax and financial planning. Executive shall be entitled to receive an additional payment or payments (a “gross-up payment”) in an amount such that, after payment by the Executive of all taxes associated with the payment of the foregoing fees by Employer (including any interest or penalties imposed with respect to such taxes), Executive will realize no additional personal income taxes as a result of such payment of fees.

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IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

IAN MORRIS

/s/ Ian Morris

EMPLOYER:

HOUSEVALUES, INC.

By	/s/ Mark Powell
Its	Chairman

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